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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) DECEMBER 22, 1997


                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                                    1-12119
                           (COMMISSION FILE NUMBER)




                  BERMUDA                                  72-1323940
(STATE OF OTHER JURISDICTION OF INCORPORATION)          (I.R.S. EMPLOYER
                                                     IDENTIFICATION NUMBER)


         ONE GALLERIA BOULEVARD, SUITE 1714, METAIRIE, LOUISIANA 70001 (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)



                                (504) 849-2739
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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Item 2.  Acquisition and Disposition of Assets.

     On December 22, 1997, American Craft Brewing International Limited (the "Company") (i) sold to Gold Crown Management Limited ("Gold Crown") all of the issued and outstanding shares of capital stock of South China Brewing Company Limited ("Brewing") and SCB Distribution Company Limited ("SCB") owned by the Company (referred to collectively as the "Shares") and (ii) assigned to Gold Crown loans from the Company to Brewing and SCB collectively in the amount of $1,719,448 (referred to collectively as the "Loans"). Prior to the sale, Brewing, which operates a brewery in Hong Kong, and SCB, which distributes Brewing's product, where wholly-owned subsidiaries of the Company.

     The total consideration to be paid to the Company in connection with the sale of the Shares and the assignment of the Loans, which was based on arms length negotiations and is as follows. Gold Crown paid $500,000 to the Company on December 22, 1997. Gold Crown will pay to the Company $50,000 upon proof of shipment of certain bottling and labeling equipment from SMB Technik to Brewing, $40,000 upon Brewing's receipt of such equipment and $10,000 upon the shipment of flow meters from Danfoss to Brewing. It is anticipated that the bottling and labeling equipment will be shipped to Brewing on or about the January 15, 1998 and that the labeling and bottling equipment will be received on or about January 18, 1998 (assuming no delays in transit). It is anticipated that the flow meters will be shipped on or about February 15, 1998. Finally, upon resolution of certain outstanding issues between Brewing and the Customs and Excise Agency of Hong Kong, Gold Crown will pay to the Company an amount equal to the difference between $100,000 and the amount paid to the Customs and Excise
Agency.   It is anticipated that matters between Brewing and the Customs &
Excise Agency will be resolved in the near future. As a result of this sale, the Company will record a book loss of approximately $1.0 million in the fourth quarter of the year ended October 31, 1997. However, as a result of the sale, the Company will no longer be required to provide additional capital contributions to Brewing and SCB.

     In connection with the sale of the Shares and the assignment of the Loans, the Company and Gold Crown entered into an Option Agreements pursuant to which the Company granted to Gold Crown an option allowing Gold Crown, at its election, to exchange 30% of the issued and outstanding shares of capital stock of Brewing and SCB for an aggregate of 125,000 shares of the common stock of the Company. The option is exercisable by Gold Crown during the period commencing May 31, 1998 and ending November 30, 2002 or such later date as the Company, in its sole discretion, shall determine. The Company's obligations to deliver shares of its common stock upon Gold Crown's exercise of the option is subject to certain conditions specified in the option agreement.


     The Company and Gold Crown also entered into a second option agreement pursuant to which the Company granted to Gold Crown an option allowing Gold Crown to exchange 100% of the issued and outstanding shares of each of Brewing and SCB for that certain number of shares of common stock of the Company calculated by dividing (a) $700,000 plus the lesser of any Invested Working Capital (as defined below) or $500,000 (b) by the average closing bid price on the NASDAQ Small Cap Market for one share of common stock of the Company for the 10 trading days preceding the date of Gold Crown's exercise of the Option. "Invested Working Capital" means the amount of capital contributed by Gold Crown to Brewing and SCB after December 22, 1997 and up to the date of the exercise of the option. Gold Crown may exercise the option only if the government of Hong Kong fails to unconditionally renew Brewing's license to operate a brewery and the Company has not cured such non-renewal within 45 days of the date on which Gold Crown notifies the Company that such license has not been unconditionally

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renewed.  The Company's obligation to deliver shares of its common stock upon
Gold Crown's exercise of the option is subject to certain conditions specified in the option agreement.


Item 5.   Other Events

     AmBrew USA, Inc., a wholly-owned subsidiary of the Company ("AmBrew USA"), and SCB, on December 18, 1997 entered into supply agreements pursuant to which AmBrew USA appointed SCB as its exclusive distributor of beer products in Hong Kong and the Peoples Republic of China and SCB appointed AmBrew USA its exclusive distributor of beer products in the United States and its territories or possessions, Canada and Mexico. Each of the supply agreements is for a term of four years through December 31, 2001, subject to earlier termination as set forth in such supply agreements. Neither SCB nor AmBrew has any obligation to take a minimum quantity of beer products under its respective supply agreements.


Item 7.  Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

      Not Applicable


(b)   Proforma Financial Information.

      Not Applicable

(c)   Exhibits.

      The following exhibits are filed herewith:



10.41 Agreement for the sale and purchase of all issued share capital of South China Brewing Company Limited and SCB Distribution Company Limited between American Craft Brewing International Limited and Gold Crown Management Limited.


10.42 Option Agreement No. 1 between American Craft Brewing International Limited and Gold Crown Management Limited.


10.43 Option Agreement No. 2 between American Craft Brewing International Limited and Gold Crown Management Limited.

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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.



                                     AMERICAN CRAFT BREWING
                                     INTERNATIONAL LIMITED



Date:  January 5, 1998               By:  /s/  James L. Ake
                                        ---------------------------------
                                          James L. Ake
                                          Executive Vice President

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                                 EXHIBIT INDEX


10.41 Agreement for the sale and purchase of all the issued share capital of South China Brewing Company Limited and SCBC Distribution Company Limited between American Craft Brewing International Limited and Gold Crown Management Limited.

10.42 Option Agreement No. 1 between American Craft Brewing International Limited and Gold Crown Management Limited.

10.43 Option Agreement No. 2 between American Craft Brewing International Limited and Gold Crown Management Limited.

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